Exhibit 24.3

POWER OF ATTORNEY

The undersigned, Genworth Life Insurance Company, a Delaware corporation (hereinafter referred to as the “Corporation”), does hereby make, constitute and appoint each of J. Phillip Hart, Patricia Merrill, Christine A. Ness, Richard J. Oelhafen, Jr. and Michael W. Shepherd as the Corporation’s true and lawful agent and attorney-in-fact (hereinafter referred to as the “Attorney”) to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

Each Attorney shall have the power and authority to execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, on behalf of the Corporation.  And, in connection with the foregoing, to execute and deliver all documents, acknowledgments, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

Schedules, forms, documents, acknowledgements, consents and other agreements  executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation.  The Power of Attorney conferred hereby shall not be delegable by any Attorney.  The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

This Power of Attorney shall remain in effect until revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

Genworth Life Insurance Company

DATED:	06/11/08	SIGNED:	/s/ Ward E. Bobitz
Ward E. Bobitz
Senior Vice President, General Counsel and Secretary